EXHIBIT 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	August 1, 2008

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported a net loss of $2.7 million ($0.31 loss per share) for its second quarter ended June 29, 2008, compared to net income of $68.8 million ($7.19 per share) for the second quarter of last year.

Results for the second quarter of 2008 included charges of $87.4 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $52.9 million, or $5.58 per share). Results for the second quarter of 2008 also reflect a decline in equity in earnings (losses) of affiliates associated with $6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share).

Results for the second quarter of 2007 included additional net income tax expense of $9.2 million ($0.97 per share) as a result of a $15.5 million ($1.63 per share) increase in taxes associated with Bowater Mersey Paper Company Limited, the Company’s 49%-owned affiliate based in Canada, and a tax benefit of $6.3 million ($0.66 per share) associated with changes in certain state income tax laws. Both of these were non-cash items in the second quarter of 2007, impacting the Company’s long-term net deferred income tax liabilities.

Revenue for the second quarter of 2008 was $1,106.2 million, up 6% from $1,046.8 million in the second quarter of 2007. The increase is due to significant revenue growth at the education and cable television divisions. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income declined in the second quarter of 2008 to $4.8 million, from $125.3 million in the second quarter of 2007, due largely to charges of $87.4 million associated with early retirement plan buyouts in the second quarter of 2008. The newspaper publishing and magazine publishing divisions reported losses in the second quarter of 2008. Operating results were also down at the television broadcasting division, while the education and cable divisions reported improved results for the quarter.

For the first six months of 2008, net income totaled $36.6 million ($3.77 per share), compared with $133.2 million ($13.89 per share) for the same period of 2007.

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Results for the first six months of 2008 included charges of $112.0 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $67.8 million, or $7.13 per share). Results for the first six months of 2008 also reflect a decline in equity in earnings (losses) of affiliates associated with $6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share). Results for the first six months of 2007 included additional net income tax expense of $6.6 million ($0.70 per share) as a result of a $12.9 million ($1.36 per share) increase in taxes associated with Bowater Mersey and a tax benefit of $6.3 million ($0.66 per share) associated with changes in certain state income tax laws. Both of these were non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities. Also included in the first six months of 2007 was a significant increase in equity in earnings of affiliates primarily from a gain on the sale of land at the Company’s Bowater Mersey affiliate (after-tax impact of $6.5 million, or $0.68 per share).

Revenue for the first half of 2008 was $2,169.4 million, up 7% from $2,032.4 million in the first half of 2007, due to increased revenues at the Company’s education and cable divisions, partially offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions. Operating income for the first half of 2008 decreased to $71.7 million, from $217.3 million in the first half of 2007, due largely to early retirement program expenses of $112.0 million and significant declines in operating results at the newspaper publishing and magazine publishing divisions. Operating results also declined at the television broadcasting division, while the education and cable divisions reported improved results for the first six months of 2008.

The Company’s operating income for the second quarter and first six months of 2008 included $6.6 million and $13.2 million of net pension credits, respectively, compared to $5.8 million and $10.8 million of net pension credits, respectively, for the same periods of 2007, excluding charges related to early retirement programs.

Divisional Results

Education

Education division revenue totaled $576.5 million for the second quarter of 2008, a 14% increase over revenue of $503.5 million for the same period of 2007. Excluding revenue from acquired businesses, education division revenue increased 11% for the second quarter of 2008. Kaplan reported operating income of $47.4 million for the second quarter of 2008, up 26% from $37.5 million in the second quarter of 2007.

For the first six months of 2008, education division revenue totaled $1,119.7 million, a 14% increase over revenue of $979.3 million for the same period of 2007. Excluding revenue from acquired businesses, education division revenue increased 10% for the first six months of 2008. Kaplan reported operating income of $94.2 million for the first six months of 2008, up 31% from $71.9 million for the first six months of 2007.

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Operating income in the first six months of 2008 includes stock compensation expense of $7.3 million, compared to stock compensation expense of $23.2 million in the first six months of 2007.

A summary of Kaplan’s operating results for the second quarter and the first six months of 2008 compared to 2007 is as follows:

	Second Quarter			YTD
(In thousands)	2008	2007	% Change	2008	2007	% Change
Revenue
Higher education	$298,881	$243,700	23	$593,484	$491,722	21
Test prep	153,651	148,519	3	289,526	282,798	2
Professional	123,707	111,594	11	236,300	204,712	15
Kaplan corporate	304	318	(4)	688	680	1
Intersegment elimination	(79)	(644)	—	(278)	(644)	—

	$576,464	$503,487	14	$1,119,720	$979,268	14

Operating income (loss)
Higher education	$41,251	$25,703	60	$85,454	$61,950	38
Test prep	25,296	25,961	(3)	34,435	40,592	(15)
Professional	10,152	12,724	(20)	10,887	18,554	(41)
Kaplan corporate	(10,845)	(9,636)	(13)	(22,071)	(19,464)	(13)
Other*	(18,476)	(16,971)	(9)	(14,634)	(29,508)	50
Intersegment elimination	43	(233)	—	81	(233)	—

	$47,421	$37,548	26	$94,152	$71,891	31

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew by 23% for the second quarter of 2008 and 21% in the first half of 2008. Enrollments increased 18% to 83,400 at June 30, 2008, compared to 70,800 at June 30, 2007, due primarily to enrollment growth in the online programs. Higher education results in the first half of 2008 include additional costs associated with the expansion of Kaplan’s online high school and international programs. Higher education results in the first quarter of 2007 were adversely affected by $2.7 million in lease termination charges.

Funds provided under student financial aid programs created under Title IV of the Federal Higher Education Act account for a large portion of Kaplan Higher Education (KHE) revenues; these funds are provided in the form of federal loans and grants. In addition, some KHE students also obtain non-Title IV private loans from lenders to finance a portion of their education. In response to recent tightening in the credit markets, certain lenders have announced that they will apply more stringent lending standards for non-Title IV private student loans. KHE estimates that approximately 7% of its domestic revenues come from non-Title IV private loans obtained by its students. To date, KHE has not been significantly impacted by the changes in the student loan market; however, continued tightening of the credit markets may result in financing

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difficulties for those students who rely on non-Title IV loans. Legislative and administrative efforts by both the U.S. Congress and the U.S. Department of Education are currently pending to help enhance capacity in the U.S. student loan markets; however, the outcome of these efforts is uncertain.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score businesses. Test prep revenue, excluding Score, grew 9% in the second quarter of 2008 and 8% in the first half of 2008, largely due to growth in English-language programs. Score revenues declined 46% for both the second quarter and first six months of 2008 as a result of the restructuring announced in the fourth quarter of 2007, which included the closing of 75 Score centers. After closings and consolidations, Score operates 79 centers that focus on providing computer-assisted instruction and small-group tutoring. Operating income for test prep declined in the first half of 2008 due to slower revenue growth combined with higher payroll and marketing costs for the traditional test preparation programs, along with continued weakness at Score.

Professional includes Kaplan’s domestic and overseas professional businesses. Professional revenue grew 11% in the second quarter of 2008 and 15% in the first half of 2008, largely due to acquisitions made since the comparable periods of 2007. Excluding revenue from acquired businesses, professional revenue was flat for the second quarter of 2008 and grew 2% in the first six months of 2008 due to revenue growth at Kaplan Professional (U.K.) and Kaplan Professional (Asia-Pacific) and from growth in the Schweser CFA exam course offerings, offset by continued declines in professional’s real estate book publishing and real estate course offerings. Operating income is down largely due to continued weakness in professional’s real estate businesses and severance and other transition costs related to the restructuring of the Kaplan Professional (U.S.) businesses, which was announced in the fourth quarter of 2007. In connection with this restructuring, product changes are being implemented and certain operations are being decentralized, in addition to employee terminations. The restructuring has largely been completed, and $1.8 million and $3.2 million in severance costs were recorded in the second quarter and first six months of 2008, respectively.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes charges (credits) for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Under the plan, the amount of compensation expense (credit) varies directly with the estimated fair value of Kaplan’s common stock, which is based on a comparison of operating results and public market values of other education companies. Kaplan recorded stock compensation expense of $14.0 million and $13.0 million in the second quarter of 2008 and 2007, respectively, and $7.3 million and $23.2 million in the first six months of 2008 and 2007, respectively, related to this plan. In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

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Newspaper Publishing

Newspaper publishing division revenue totaled $197.3 million for the second quarter of 2008, a decrease of 13% from $227.9 million in the second quarter of 2007; division revenue decreased 10% to $403.4 million for the first six months of 2008, from $447.1 million for the first six months of 2007.

As previously announced, the Company offered a Voluntary Retirement Incentive Program to some employees of The Washington Post newspaper in March 2008, and 231 employees accepted the offer. The early retirement program expense of $79.8 million was recorded in the second quarter of 2008, which will be funded mostly from the assets of the Company’s pension plans. The newspaper division reported an operating loss of $96.7 million in the second quarter of 2008, compared to operating income of $17.8 million in the second quarter of 2007. For the first six months of 2008, the newspaper division reported an operating loss of $95.5 million, compared to operating income of $32.7 million for the first six months of 2007. The reduction in operating results is due primarily to the $79.8 million in early retirement program expense recorded in the second quarter of 2008. Excluding this charge, the newspaper division reported an operating loss for the second quarter and the first six months of 2008 due to the continued decline in division revenues; expenses were up slightly, despite newsprint expense declines of 7% and 10% for the second quarter and first six months of 2008, respectively.

A summary of newspaper division operating results for the second quarter and the first six months of 2008 compared to 2007 is as follows:

	Second Quarter				YTD
(In thousands)	2008		2007	% Change	2008		2007	% Change
Operating revenues	$197,286		$227,901	(13)	$403,376		$447,055	(10)

Operating expenses, excluding early retirement program expense	(214,190	)*	(210,143)	2	(419,122	)*	(414,371)	1

	(16,904	)*	17,758	—	(15,746	)*	32,684	—
Early retirement program expense	(79,800)		—	—	(79,800)		—	—

Operating (loss) income	$(96,704)		$17,758	—	$(95,546)		$32,684	—

*	Non-GAAP measure

Print advertising revenue at The Post in the second quarter of 2008 declined 22% to $99.8 million, from $128.4 million in the second quarter of 2007, and decreased 17% to $211.4 million for the first six months of 2008, from $253.6 million in the same period of 2007. The decreases are primarily the result of a large decline in classified advertising revenue, along with significant reductions in retail and general.

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For the first six months of 2008, Post daily and Sunday circulation declined 2.6% and 3.7%, respectively, compared to the same periods of the prior year. For the six months ended June 29, 2008, average daily circulation at The Post totaled 631,900 and average Sunday circulation totaled 881,400.

As previously announced, The Post will close its College Park, MD, printing plant in 2010. The Post has recently determined that only one of the four presses at its College Park, MD, printing plant will be moved to The Post’s Springfield, VA, plant. The Company reassessed the useful life of the other three presses and recorded accelerated depreciation beginning in June 2008; $1.2 million in accelerated deprecation was recorded in the second quarter of 2008, and the Company estimates that $7.3 million in accelerated depreciation will be recorded in the second half of 2008.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 4% to $29.3 million for the second quarter of 2008, from $28.2 million for the second quarter of 2007; online revenues increased 6% to $56.4 million in the first six months of 2008, from $53.2 million for the first six months of 2007. Display online advertising revenue grew 11% and 14% for the second quarter and first six months of 2008, respectively. Online classified advertising revenue on washingtonpost.com declined 1% in the second quarter of 2008, and was up slightly for the first six months of 2008. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division decreased 6% in the second quarter of 2008 to $82.8 million, from $87.9 million in 2007; operating income for the second quarter of 2008 declined 16% to $29.7 million, from $35.2 million in 2007. For the first six months of 2008, revenue decreased 5% to $160.5 million, from $168.7 million in 2007; operating income for the first six months of 2008 declined 13% to $56.3 million, from $64.6 million in 2007. The decreases in revenue and operating income are primarily due to soft advertising demand overall, offset by an increase of $0.5 million and $3.3 million in political advertising revenue for the second quarter and first six months of 2008, respectively.

In July 2008, the Company announced an agreement with NBC Universal to acquire WTVJ, the NBC-owned and operated television station in Miami, FL. The Company will continue to operate WTVJ as an NBC affiliate. The purchase is expected to be completed by the end of 2008. The acquisition is subject to approval by the Federal Communications Commission. The Company also owns and operates WPLG, the ABC affiliate in Miami, FL.

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Magazine Publishing

Revenue for the magazine publishing division totaled $62.7 million for the second quarter of 2008, a 15% decrease from $73.4 million for the second quarter of 2007; division revenue totaled $116.1 million for the first six months of 2008, a 14% decrease from $134.7 million for the first six months of 2007. The decline is due to a 21% and 18% reduction in advertising revenue at Newsweek for the second quarter and first six months of 2008, respectively, due in part to fewer ad pages at the domestic edition, but also as a result of lower rates due to the previously announced circulation rate base reduction, from 3.1 million to 2.6 million. Subscription revenue at the domestic edition also declined due to the rate base reduction.

As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in the first quarter of 2008 and 117 employees accepted the offer. The early retirement program expense totaled $29.2 million, which will be funded mostly from the assets of the Company’s pension plans. Of this amount, $24.6 million was recorded in the first quarter of 2008 and $4.6 million was recorded in the second quarter of 2008.

The division had an operating loss of $3.7 million in the second quarter of 2008, compared to operating income of $12.9 million in the second quarter of 2007, with the decline due to the revenue reductions discussed above and $4.6 million in early retirement program expense. The division had an operating loss of $36.0 million for the first six months of 2008, compared to operating income of $6.9 million for the first six months of 2007, with the decline due primarily to $29.2 million in early retirement program expense and the revenue reductions discussed above, offset by a decline in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek.

Cable Television

Cable division revenue of $178.9 million for the second quarter of 2008 represents a 16% increase from $154.4 million in the second quarter of 2007; for the first six months of 2008, revenue increased 16% to $353.2 million, from $303.4 million in the same period of 2007. The 2008 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues, as well as a rate increase in September 2007 for most high-speed data subscribers and a January 2008 basic video cable service rate increase at nearly all of its systems. The last rate increase for most high-speed data subscribers was in March 2003, and the last rate increase for basic cable subscribers was in February 2006. In January 2008, the cable division purchased approximately 6,600 subscribers in Winona, MS, which also had a favorable impact on revenue growth for 2008.

Cable division operating income increased 25% to $40.1 million in the second quarter of 2008, versus $32.1 million in the second quarter of 2007; cable division operating income for the first six months of 2008 increased 24% to $74.4 million, from

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$60.1 million for the first six months of 2007. The increase in operating income is due to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in Internet and telephony costs.

At June 30, 2008, Revenue Generating Units (RGUs) grew 9% due to continued growth in high-speed data and telephony subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of June 30, 2008, telephone service is being offered in all or part of systems representing 90% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	June 30, 2008	June 30, 2007
Basic	701,894	696,673
Digital	224,996	220,557
High-speed data	361,269	316,357
Telephony	85,972	23,990

Total	1,374,131	1,257,577

Other Businesses and Corporate Office

In October 2007, the Company acquired the outstanding stock of CourseAdvisor, Inc., an online lead generation provider, headquartered in Wakefield, MA. Through its search engine marketing expertise and proprietary technology platform, CourseAdvisor generates student leads for the post-secondary education market. CourseAdvisor operates as an independent subsidiary of The Washington Post Company.

In the first half of 2008, other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of CourseAdvisor. In the first half of 2007, other businesses and corporate office included the expenses of the Company’s corporate office.

Revenue for other businesses (CourseAdvisor) totaled $9.1 million and $18.6 million for the second quarter and first six months of 2008, respectively. Operating expenses were $21.1 million for the second quarter of 2008, from $10.3 million for the second quarter of 2007; operating expenses for the first six months of 2008 were $40.1 million, from $19.0 million in the first six months of 2007. The increase in expenses for 2008 is due to expenses at CourseAdvisor and $3.0 million in corporate office early retirement program expense recorded in the second quarter of 2008.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2008 was $5.7 million, compared to losses of $0.1 million for the second quarter of 2007. For the first six months of 2008, the Company’s equity in losses of affiliates totaled $8.9 million,

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compared to income of $8.9 million for the same period of 2007. Results for the second quarter of 2008 include $6.8 million in impairment charges at two of the Company’s affiliates. In the first quarter of 2007, $8.9 million of the equity in earnings of affiliates was due to a gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $2.8 million for the second quarter of 2008, compared to other non-operating income, net, of $4.3 million for the second quarter of 2007. The second quarter 2008 non-operating income, net, includes $2.9 million in foreign currency gains. The second quarter 2007 non-operating income, net, includes $3.8 million in foreign currency gains.

The Company recorded other non-operating income, net, of $6.9 million for the first six months of 2008, compared to other non-operating income, net, of $5.1 million for the same period of the prior year. The 2008 non-operating income, net, includes $7.3 million in foreign currency gains. The 2007 non-operating income, net, includes $4.6 million in foreign currency gains.

Net Interest Expense

The Company incurred net interest expense of $4.8 million and $9.3 million for the second quarter and first six months of 2008, respectively, compared to $3.5 million and $6.1 million for the same periods of 2007. The increases are due to a decline in interest income, as well as higher average borrowings in the first half of 2008 versus the same period of the prior year. At June 29, 2008, the Company had $499.0 million in borrowings outstanding at an average interest rate of 4.9%.

Provision for Income Taxes

The effective tax rate for the second quarter of 2008 was computed based on a 39.5% effective tax rate for the first six months of 2008. The effective tax rate for the second quarter of 2007 was 45.4%. As previously discussed, results for the second quarter of 2007 included an additional $15.5 million in income tax expense related to Bowater Mersey, the Company’s 49%-owned affiliate based in Canada. Also included in the second quarter of 2007 was a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of these were non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for the second quarter of 2007 was 38.0%.

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The effective tax rate for the first six months of 2008 was 39.5%, compared to 40.8% for the first six months of 2007. As previously discussed, results for the first six months of 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Excluding the impact of these items, the effective tax rate for the first six months of 2007 was 38.0%.

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2008 was based on 9,480,073 and 9,507,927 weighted average shares outstanding, respectively, compared to 9,536,132 and 9,542,040, respectively, for the second quarter and first six months of 2007. The Company repurchased 108,633 shares of its Class B common stock at a cost of $64.3 million during the first half of 2008.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2008	2007
Operating revenues	$1,106,217	$1,046,773	6
Operating expenses	(1,033,640)	(863,139)	20
Depreciation	(61,479)	(54,060)	14
Amortization of intangibles	(6,282)	(4,314)	46

Operating income	4,816	125,260	(96)
Equity in losses of affiliates, net	(5,653)	(135)	—
Interest income	1,286	2,705	(52)
Interest expense	(6,098)	(6,159)	(1)
Other income, net	2,848	4,345	(34)

(Loss) income before income taxes	(2,801)	126,016	—
Benefit (provision) for income taxes	100	(57,200)	—

Net (loss) income	(2,701)	68,816	—
Redeemable preferred stock dividends	(237)	(230)	3

Net (loss) income available for common stock	$(2,938)	$68,586	—

Basic (loss) earnings per share	$(0.31)	$7.22	—

Diluted (loss) earnings per share	$(0.31)	$7.19	—

Basic average shares outstanding	9,480,073	9,501,817
Diluted average shares outstanding	9,480,073	9,536,132

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2008	2007
Operating revenues	$2,169,357	$2,032,381	7
Operating expenses	(1,964,841)	(1,700,571)	16
Depreciation	(121,939)	(107,509)	13
Amortization of intangibles	(10,892)	(7,046)	55

Operating income	71,685	217,255	(67)
Equity in (losses) earnings of affiliates, net	(8,896)	8,948	—
Interest income	3,382	5,981	(43)
Interest expense	(12,632)	(12,084)	5
Other income, net	6,927	5,146	35

Income before income taxes	60,466	225,246	(73)
Provision for income taxes	(23,900)	(92,000)	(74)

Net income	36,566	133,246	(73)
Redeemable preferred stock dividends	(710)	(715)	(1)

Net income available for common stock	$35,856	$132,531	(73)

Basic earnings per share	$3.78	$13.94	(73)

Diluted earnings per share	$3.77	$13.89	(73)

Basic average shares outstanding	9,481,937	9,507,564
Diluted average shares outstanding	9,507,927	9,542,040

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2008	2007		2008	2007
Operating Revenues:
Education	$576,464	$503,487	14	$1,119,720	$979,268	14
Newspaper publishing	197,286	227,901	(13)	403,376	447,055	(10)
Television broadcasting	82,836	87,863	(6)	160,504	168,697	(5)
Magazine publishing	62,686	73,418	(15)	116,074	134,661	(14)
Cable television	178,914	154,421	16	353,171	303,396	16
Other businesses and corporate office	9,141	—	—	18,600	—	—
Intersegment elimination	(1,110)	(317)	—	(2,088)	(696)	—

	$1,106,217	$1,046,773	6	$2,169,357	$2,032,381	7

Operating Expenses:
Education	$529,043	$465,939	14	$1,025,568	$907,377	13
Newspaper publishing	293,990	210,143	40	498,922	414,371	20
Television broadcasting	53,184	52,660	1	104,248	104,083	0
Magazine publishing	66,402	60,504	10	152,120	127,730	19
Cable television	138,809	122,324	13	278,781	243,280	15
Other businesses and corporate office	21,083	10,260	—	40,121	18,981	—
Intersegment elimination	(1,110)	(317)	—	(2,088)	(696)	—

	$1,101,401	$921,513	20	$2,097,672	$1,815,126	16

Operating Income (Loss):
Education	$47,421	$37,548	26	$94,152	$71,891	31
Newspaper publishing	(96,704)	17,758	—	(95,546)	32,684	—
Television broadcasting	29,652	35,203	(16)	56,256	64,614	(13)
Magazine publishing	(3,716)	12,914	—	(36,046)	6,931	—
Cable television	40,105	32,097	25	74,390	60,116	24
Other businesses and corporate office	(11,942)	(10,260)	(16)	(21,521)	(18,981)	(13)

	$4,816	$125,260	(96)	$71,685	$217,255	(67)

Depreciation:
Education	$16,482	$14,299	15	$32,781	$28,352	16
Newspaper publishing	11,401	9,566	19	21,885	18,810	16
Television broadcasting	2,272	2,374	(4)	4,470	4,732	(6)
Magazine publishing	525	568	(8)	1,049	1,109	(5)
Cable television	30,743	26,888	14	61,567	53,776	14
Other businesses and corporate office	56	365	(85)	187	730	(74)

	$61,479	$54,060	14	$121,939	$107,509	13

Amortization of intangibles:
Education	$4,512	$4,020	12	$7,352	$6,288	17
Newspaper publishing	150	292	(49)	324	584	(45)
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	89	2	—	155	174	(11)
Other businesses and corporate office	1,531	—	—	3,061	—	—

	$6,282	$4,314	46	$10,892	$7,046	55

Pension (Expense) Credit:
Education	$(930)	$(906)	3	$(1,808)	$(1,748)	3
Newspaper publishing	(78,916)	(2,601)	—	(81,156)	(5,200)	—
Television broadcasting	284	306	(7)	568	612	(7)
Magazine publishing	5,979	9,285	(36)	(6,720)	17,774	—
Cable television	(359)	(320)	12	(718)	(639)	12
Other businesses and corporate office	(1,842)	—	—	(1,859)	—	—

	$(75,784)	$5,764	—	$(91,693)	$10,799	—

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